Exhibit 99.1

APPLIED DIGITAL SOLUTIONS, INC.
AND SUBSIDIARIES
FINANCIAL STATEMENTS
DECEMBER 31, 2000

Contents

Page

Reports of Independent Accountants	1
Financial Statements
Consolidated Balance Sheets	2
Consolidated Statements Of Operations	3
Consolidated Statements Of Stockholders' Equity	4 - 5
Consolidated Statements Of Cash Flows	6
Notes To Consolidated Financial Statements	7 - 44

Report of Independent Accountants

To the Board of Directors and
     Shareholders of Applied Digital Solutions, Inc.

In our opinion, the consolidated financial statements included in this Exhibit 99.1, present fairly, in all material respects, the financial position of Applied Digital Solutions, Inc. and its subsidiaries at December 31, 2000 and December 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule included as Exhibit 99.2 to the Form 8-K dated November 16, 2001 to which these financial statements are an exhibit, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from continuing operations and discontinued operations and is in violation of certain covenants and payment obligations of its amended debt agreement which could result in the lenders declaration that amounts due are immediately payable. Additionally, the Company expects to continue to generate an operating loss in fiscal 2001. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
March 19, 2001,
     except as to Notes 2 and 13
     which are as of November 14, 2001

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
	December 31,
			Pro Forma (unaudited)
	2000	1999	2000
Current Assets			(Note 28)
Cash and cash equivalents	$ 8,039	2,181	8,341
Due from buyer of divested subsidiary	--	31,302	--
Accounts receivable and unbilled receivables (net of allowance for doubtful accounts of $1,681 in 2000 and $1,047 in 1999)	43,890	18,789	43,890
Inventories	12,311	7,751	12,311
Notes receivable	5,711	2,984	5,711
Other current assets	16,041	3,713	16,041
Total Current Assets	85,992	66,720	86,294
Net Assets Of Discontinued Operations	8,076	75,284	8,076
Property And Equipment, net	21,368	6,649	31,054
Notes Receivable	12,898	3,298	12,898
Goodwill, net	166,024	24,285	166,024
Other Assets	25,093	10,369	33,102
	$ 319,451	$ 186,605	$ 337,448
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$ 657	$ 22,139	$ 657
Current maturities of long-term debt	69,801	7,516	69,801
Accounts payable	16,945	6,707	16,945
Accrued expenses	16,361	5,010	16,361
Due to sellers of acquired subsidiary	9,465	15,000	9,465
Earnout and put accruals	18,245	2,745	--
Total Current Liabilities	131,474	59,117	113,229
Long-Term Debt And Notes Payable	3,916	33,260	3,916
Total Liabilities	135,390	92,377	117,145
Commitments And Contingencies (See Notes 2, 3, 17, and 21)
Minority Interest	4,879	1,292	4,879
Redeemable Preferred Stock - Series C	13,440	--	9,344
Redeemable Preferred Stock Options - Series C	5,180	--	5,180
Preferred Stock, Common Stock and Other Stockholders' Equity
Preferred shares: Authorized 5,000 shares in 2000 and 1999 of $10 par value; special voting, no shares issued or outstanding in 2000 and 1 share issued and outstanding in 1999, Class B voting, no shares issued or outstanding in 2000 and 1 share issued and outstanding in 1999	--	--	--
Common shares: Authorized 245,000 shares in 2000 and 80,000 shares in 1999 of $.001 par value; 103,063 shares issued and 101,847 shares outstanding in 2000 and 51,116 shares issued and 48,260 shares outstanding in 1999 and 143,719 shares issued and 138,188 shares outstanding in Pro Forma 2000	103	51	144
Additional paid-in capital	266,573	87,470	311,824
(Accumulated deficit) retained earnings	(99,478)	12,664	(100,832)
Common stock warrants	1,406	--	1,406
Treasury stock (carried at cost, 1,216 shares in 2000, 2,856 shares in 1999, 5,531 shares in Pro Forma 2000)	(2,803)	(7,313)	(6,403)
Accumulated other comprehensive (loss) income	(729)	64	(729)
Notes received from shares issued	(4,510)	--	(4,510)
Total Preferred Stock, Common Stock, and Other Stockholders' Equity	160,562	92,936	200,900
	$ 319,451	$ 186,605	$ 337,448

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
	For The Years Ended December 31,
	2000	1999	1998
Product revenue	$ 110,617	$ 82,743	$ 66,462
Service revenue	24,149	46,321	7,881
Total revenue	134,766	129,064	74,343
Costs of goods and services sold	82,475	74,299	39,856
Gross profit	52,291	54,765	34,487
Selling, general and administrative expenses	(64,500)	(58,960)	(32,120)
Depreciation and amortization	(11,073)	(6,560)	(2,913)
Restructuring and unusual costs	(6,383)	(2,550)	--
Gain on sale of subsidiaries	486	20,075	733
Interest income	1,095	422	291
Interest expense	(5,901)	(3,478)	(1,070)
(Loss) income from continuing operations before (benefit) provision for income taxes and minority interest	(33,985)	3,714	(592)
(Benefit) provision for income taxes	(5,040)	1,180	670
(Loss) income from continuing operations before minority interest	(28,945)	2,534	(1,262)
Minority interest	229	(46)	120
(Loss) income from continuing operations	(29,174)	2,580	(1,382)
(Loss) income from discontinued operations, net of income taxes (benefit) of $(13,614) in 2000, $1,980 in 1999, and $1,918 in 1998	(75,702)	3,012	6,072
Loss on disposal of discontinued operations, consisting of $8,573 for operating losses during the phase-out period, net of tax benefit of $1,307	(7,266)	--	--
(Loss) income before extraordinary loss	(112,142)	5,592	4,690
Extraordinary loss (net of taxes of $89)	--	160	--
Net (loss) income	(112,142)	5,432	4,690
Preferred stock dividends	191	--	44
Accretion of beneficial conversion feature of redeemable preferred stock - series C	3,857
Net (loss) income available to common shareholders	$ (116,190)	$ 5,432	$ 4,646
Earnings per common share - basic
(Loss) income from continuing operations	$ (.52)	$ .06	$ (.05)
(Loss) income from discontinued operations	(1.30)	.06	.19
Extraordinary loss	--	--	--
Net (loss) income per common share - basic	$ (1.82)	$ .12	$ .14
Earnings per share - diluted
(Loss) income from continuing operations	$ (.52)	$ .05	$ (.05)
(Loss) income from discontinued operations	(1.30)	.06	.17
Extraordinary loss	--	--	--
Net (loss) income per common share - diluted	$ (1.82)	$ .11	$ .12
Weighted average number of common shares outstanding - basic	63,825	46,814	32,318
Weighted average number of common shares outstanding - diluted	63,825	50,086	34,800

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY Page 1 Of 2 For The Years Ended December 31, 2000, 1999 And 1998 (In thousands)
	Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Common Stock Warrants	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Notes Received For Shares Issued	Total Stockholders' Equity
	Number	Amount	Number	Amount
Balance - December 31, 1997	—	$—	20,672	$ 21	$ 33,680	$ 2,586	$—	$—	$ (2)	$—	$ 36,285
Net Income	—	—	—	—	—	4,690	—	—	—	—	4,690
Comprehensive income - foreign currency translation	—	—	—	—	—	—	—	—	114	—	114
Total comprehensive income	—	—	—	—	—	4,690	—	—	114	—	4,804
Issuance of common shares	—	—	50	—	100	—	—	—	—	—	100
Issuance of common shares for acquisitions	—	—	12,511	12	18,770	—	—	—	—	—	18,782
Issuance of preferred shares	—	—	—	—	6,020	—	—	—	—	—	6,020
Conversion of preferred shares to common shares	—	—	1,600	2	(2)	—	—	—	—	—	—
Warrants redeemed for common shares	—	—	850	1	1,949	—	—	—	—	—	1,950
Preferred dividends paid	—	—	—	—	—	(44)	—	—	—	—	(44)
Common shares repurchased	—	—	—	—	—	—	—	(337)	—	—	(337)
Balance - December 31, 1998	—	—	35,683	36	60,517	7,232	—	(337)	112	—	67,560
Net Income	—	—	—	—	—	5,432	—	—	—	—	5,432
Comprehensive income Foreign currency translation	—	—	—	—	—	—	—	—	(36)	—	(36)
Unrealized gain on securities	—	—	—	—	—	—	—	—	(12)	—	(12)
Total comprehensive income	—	—	—	—	—	5,432	—	—	(48)	—	5,384
Issuance of common shares	—	—	2,808	3	3,683	—	—	—	—	—	3,686
Issuance of common shares for acquisitions	—	—	11,701	11	19,016	—	—	—	—	—	19,027
Warrants redeemed for common shares	—	—	924	1	2,429	—	—	—	—	—	2,430
Tax effect of exercise of non-qualified stock options	—	—	—	—	1,825	—	—	—	—	—	1,825
Common shares repurchased	—	—	—	—	—	—	—	(6,976)	—	—	(6,976)
Balance - December 31, 1999 (Carried Forward)	—	—	51,116	51	87,470	12,664	—	(7,313)	64	—	92,936

See the accompanying notes to consolidated financial statements.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY Page 2 Of 2 For The Years Ended December 31, 2000, 1999 And 1998 (In thousands)
	Preferred Stock		Common Stock			Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Common Stock Warrants	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Notes Received For Shares Issued	Total Stockholders' Equity
	Number	Amount	Number		Amount
Balance - December 31, 1999 (Brought Forward)	—	$—	51,116		$ 51	$ 87,470	$ 12,664	$—	$(7,313)		$ 64	$—	$ 92,936
Net Loss	—	—	—		—	—	(112,142)	—	—		—	—	(112,142)
Comprehensive loss - Foreign currency translation	—	—	—		—	—	—	—	—		(793)	—	(793)
Total comprehensive loss	—	—	—		—	—	(112,142)	—	—		(793)	—	(112,935)
Issuance of warrants attached to redeemable preferred shares	—	—	—		—	—	—	627	—		—	—	627
Accretion of beneficial conversion of redeemable preferred shares feature	—	—	—		—	(3,857)	—	—	—		—	—	(3,857)
Dividends accrued on redeemable preferred stock	—	—	—		—	(191)	—	—	—		—	—	(191)
Beneficial conversion feature of redeemable preferred stock	—	—	—		—	3,857	—	—	—		—	—	3,857
Issuance of common shares	—	—	1,862	(1)	2	4,838	—	—	—		—	—	4,840
Issuance of common shares for investment	—	—	3,123		3	7,997						—	8,000
Issuance of common shares for acquisitions	—	—	46,226		46	160,273	—	—	—		—	—	160,319
Issuance of common stock warrants for acquisition	—	—	—		—	—	—	1,656	—		—	—	1,656
Warrants redeemed for common shares	—	—	736		1	2,118	—	(877)	—		—	—	1,242
Notes receivable for shares issued	—	—	—		—	—	—	—	4,510	(2)	—	(4,510)	—
Tax effect of exercise of non-qualified stock options	—	—	—		—	4,068	—	—	—		—	—	4,068
Balance - December 31, 2000	—	$—	103,063		$ 103	$ 266,573	$ (99,478)	$ 1,406	$ (2,803)		$ (729)	$ (4,510)	$ 160,562

(1)    Includes 208 shares exercised under the employee stock purchase plan and 37 shares issued for services.

(2)    Includes 1,640 shares for options exercised.

See the accompanying notes to consolidated financial statements.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	For The Years Ended December 31,
	2000	1999	1998
Cash Flows From Operating Activities
Net (loss) income	$ (112,142)	$ 5,432	$ 4,690
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Loss (income) from discontinued operations	82,968	(3,012)	(6,072)
Depreciation and amortization	11,073	6,560	2,913
Deferred income taxes	(16,639)	(1,618)	372
Minority interest	229	(46)	120
Gain on sale os subsidiary	(486)	(20,075)	(733)
(Gain) loss on sale of assets	(466)	160	(48)
Reserve on investments	—	1,000	—
Non-cash portion of restructuring cost	6,383	1,522	—
Net change in operating assets and liabilities	(5,577)	(3,046)	(5,180)
Net cash (used in) provided by discontinued operations	(8,761)	(1,256)	1,327
Net Cash Used In Operating Activities	(43,418)	(14,379)	(2,611)
Cash Flows From Investing Activities
(Increase) decrease in notes receivable	31,457	(685)	(1,202)
Proceeds from sale of assets	939	592	429
Proceeds from sale of subsidiaries	2,821	—	—
Payments for property and equipment	(8,391)	(3,776)	(1,008)
Payment for asset and business acquisition (net of cash balances acquired)	(9,141)	(16,917)	(1,483)
Increase in other assets	(963)	(2,362)	(3,676)
Net cash provided by (used in) discontinued operations	1,708	(4,447)	(820)
Net Cash Provided By (Used In) Investing Activities	18,430	(27,595)	(7,760)
Cash Flows From Financing Activities
Net amounts borrowed (paid) on notes payable	2,234	(3,332)	16,346
Proceeds on long-term debt	15,971	51,143	—
Payments for long-term debt	(11,553)	(9,536)	(2,459)
Other financing costs	(835)	(2,863)	—
Issuance of common shares	5,957	5,237	1,354
Issuance of preferred shares, related options and warrants	19,056	—	—
Repurchase of common stock	—	—	(337)
Redemption of preferred shares	—	—	(900)
Preferred stock dividends paid	—	—	(44)
Net cash provided by (used in) discontinued operations	16	1,570	(7,610)
Net Cash Provided By Financing Activities	30,846	42,219	6,350
Net Increase (Decrease) In Cash	5,858	245	(4,021)
Cash And Cash Equivalents - Beginning Of Year	2,181	1,936	5,957
Cash And Cash Equivalents - End Of Year	$ 8,039	$ 2,181	$ 1,936
Supplemental Disclosure Of Cash Flow Information
Income taxes paid	$ 660	$ 226	$ 1,862
Interest Paid	5,722	3,177	1,021

See the accompanying notes to consolidated financial statements.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

1.      Organization And Summary Of Significant Accounting Policies

Organization

Applied Digital Solutions, Inc. and subsidiaries (the Company) is an information management technology company. The Company delivers Intelligent Integrated Information solutions through its “I3 Services Platform.” Solutions are delivered through three core business units, Applications, Services and Advanced Wireless. The I3 Services Platform is the next generation of CTIITM, or computer, telephony and Internet integration. The I3 Services Platform provides value by enabling our clients to collect, organize, analyze, warehouse and disseminate information.

In March 2001, the Company’s board of directors approved the sale of the Company’s IntelleSale business segment and all of the Company’s other non-core businesses. Results of operations, financial condition and cash flows now reflect these operations as “Discontinued Operations” and prior periods have been restated. See Note 6.

The Company is currently organized into three segments as follows:

Applications - provides proprietary software applications for large retail application environments, including point of sale, data acquisition, asset management and decision support systems and develops programs for portable data collection equipment, including wireless hand-held devices. We equip our customers with the necessary tools and support services to enable them to make a successful transition to implementing e-business practices, Call Center Solutions, Enterprise Resource Planning (ERP) and Customer Relationship Management (CRM) solutions, website design, and application and internet access services to customers of our other divisions. We are also involved in the design, manufacture and support of satellite communication technology including satellite modems, data broadcast receivers and wireless global positioning systems for commercial and military applications.

Services is comprised of two business units:

Telephony - implements telecommunications and Computer Telephony Integration (CTI) solutions for e-business. We integrate a wide range of voice and data solutions from communications systems to voice over Internet Protocol and Virtual Private Networking (VPN). We provide complete design, project management, cable/fiber infrastructure, installation and on-going support for the customers we support.

Networks - is a professional services organization dedicated to delivering quality e-business services and support to our client partners, providing e-business infrastructure design and deployment, personal and mid-range computer solutions and network infrastructure for the development of local and wide area networks as well as site analysis, configuration proposals, training and customer support services.

Advanced Wireless - is engaged in the business of developing and bringing to market technology used to locate, monitor and identify animals, people and objects. The Company’s advanced wireless business, Digital Angel Corporation, has three segments: the existing Animal Tracking Business, the newly developed Digital Angel technology and the Digital Angel Delivery System.

Principles of Consolidation

The consolidated financial statements include the accounts of Applied Digital Solutions, Inc. and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

As further discussed in Note 3, the Company acquired businesses during 2000 and 1999 all of which have been accounted for under the purchase method of accounting.

Use of Estimates

The preparation of the financial statements requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions the Company may undertake in the future, they may ultimately differ from actual results.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Foreign Currencies

The Company’s foreign subsidiaries use their local currency as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive (loss) income in the statement of preferred stock, common stock and other stockholders’ equity.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, are included in the results of operations as incurred. These amounts are not material to the financial statements.

Cash And Cash Equivalents The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Unbilled Receivables

Unbilled receivables consist of certain direct costs and profits recorded in excess of amounts billable pursuant to contract provisions in connection with system installation projects and software licensing. Unbilled receivables included in accounts receivable was $0.4 million in 2000 and $0.5 million in 1999.

Inventories

Inventories consist of raw materials, work in process and finished goods. Inventory is valued at the lower of cost or market, determined by the first-in, first-out method. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and the inventory turns by product. Inventory items designated as obsolete or slow-moving are reduced to net realizable value.

Property And Equipment

Property and equipment are carried at cost, less accumulated depreciation and amortization computed using straight-line and accelerated methods. Building and leasehold improvements are depreciated and amortized over periods ranging from 10 to 40 years and equipment is depreciated over periods ranging from 3 to 10 years. Repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in income.

Goodwill And Other Intangible Assets

In conjunction with the Company’s review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, the Company reviewed the useful lives assigned to acquisitions and, effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years. The impact in 2000 of this change was an increase in amortization of $3.5 million, and a decrease in earnings per share of $.05. Goodwill and other intangible assets are stated on the cost basis and are amortized, principally on a straight-line basis, over the estimated future periods to be benefitted (ranging from 5 to 10 years). The Company reviews goodwill and other intangible assets quarterly for impairment whenever events or changes in business circumstances indicate that the remaining useful life may warrant revision or that the carrying amount of the long-lived asset may not be fully recoverable. Included in factors to be considered are significant customer losses, changes in profitability due to sudden economic or competitive factors, change in managements’ strategy for the business unit, or other factors arising in the quarterly period. The Company annually performs undiscounted cash flows analyses by business unit to determine if an impairment exists. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization is used as the measure of cash flow. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Fair value is determined based on discounted cash flows. The discount rate utilized by the Company would be the rate of return expected from the market or the rate of return for a similar investment with similar risks.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Proprietary Software In Development

In accordance with Statement of Financial Accounting Standards (FAS) 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, the Company has capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design which has been confirmed by documenting and tracing the detail program design to product specifications and has been reviewed for high-risk development issues, or to the extent a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Amortization is provided based on the greater of the ratios that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or the straight-line method over the estimated useful life of the product. The estimated useful life for the straight-line method is determined to be 2 to 5 years.

Advertising Costs

The Company generally expenses production costs of print advertisements the first date the advertisements take place. Advertising expense, included in selling, general and administrative expenses, was $0.4 million in 2000, $0.2 million in 1999 and $0.2 million in 1998.

Revenue Recognition

For programming, consulting and software licensing services and construction contracts, the Company recognizes revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is the Company’s policy to record contract losses in their entirety in the period in which such losses are foreseeable. For non fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. For product sales, the Company recognizes revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. Revenue from royalties is recognized when licensed products are shipped. There are no significant post-contract support obligations at the time of revenue recognition. The Company’s accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers’ contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. The Company does not experience significant product returns, and therefore, management is of the opinion that no allowance for sales returns is necessary. The Company has no obligation for warranties on new hardware sales, because the warranty is provided by the manufacturer. The Company does not offer a warranty policy for services to customers.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Software Revenue Recognition

For those arrangements where the Company’s contract calls only for the delivery of software with no additional obligations, revenue is recognized at the time of delivery, provided that there is a signed contract, delivery of the product has taken place, the fee is fixed by the contract and collectability is considered probable. For multiple element arrangements such as a contract that includes the delivery of software and a service arrangement, revenues allocated to the sale of the software are recognized when the software is delivered to the customer. Revenues allocated to the sale of the service agreement are recognized ratably over the term of the service agreement. A value is ascribed to each of the elements sold. This value is based on vendor specific objective evidence of fair value, regardless of any separate prices that may be stated in the contract. Vendor specific objective evidence of fair value is the price charged when the elements are sold separately. If an element is not yet being sold separately, the fair value is the price established by management having the relevant authority to do so. It is considered probable that the price established by management will not change before the separate introduction of the element. If the contract includes a discount, the discount is applied to the components of the contract which specifically apply. For those contracts where the discount is a fixed amount for the entire contract (i.e. not specifically identifiable with any of the contract elements), a proportionate amount of the discount is allocated to each element of the contract based on that element’s fair value without regard to the discount. The Company’s contracts do not include unspecified upgrades and enhancements. For those arrangements where the Company’s contract to deliver software requires significant production modification or customization of the software, revenues are recognized using percentage of completion accounting. The service element of these contracts are essential to the functionality of other elements in the contract and are not accounted for separately. The cost to complete and extent of progress towards completion of these contracts can be reasonably ascertained based on the detailed tracking and recording of labor hours expended. Progress payments on these contracts are required and progress is measured using the efforts expended input measure.

Cost Of Goods And Services Sold

Rules 5.03 - 2.1 and 2 of Regulation S-X require the Company disclose costs of both product and service revenue. The Company is unable to comply with these rules at this time. The Company is in the process of implementing an enterprise based financial reporting system and will report product and service costs in its March 31, 2001 consolidated financial statements.

Income Taxes

The Company accounts for income taxes under the asset and liability approach for the financial accounting and reporting for income taxes. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Company determines realization is not currently judged to be more likely than not. Income taxes include U.S. and international taxes. The Company and its 80% or more owned U.S. subsidiaries file a consolidated federal income tax return.

Earnings Per Common Share And Common Share Equivalent

Income available to common stockholders has been adjusted to reflect preferred stock dividends and the accretion to the redemption value and beneficial conversion charge associated with the redeemable preferred stock - series C for the purpose of calculating earnings per share. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants, conversion of preferred stock outstanding and contingently issuable shares.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Comprehensive Income

The Company’s comprehensive income consists of foreign currency translation adjustments and unrealized gains on securities, and is reported in the consolidated statements of preferred stock, common stock and other stockholders’ equity.

Impact Of Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board (FASB) issued FAS 133, Accounting for Derivative Instruments and Hedging Activities, which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The statement is effective for fiscal years commencing after June 15, 2000. In June 2000, the FASB issued FAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FAS statement 133, which addresses implementation issues experienced by those companies that adopted FAS 133 early. The Company adopted these statements as of January 1, 2001 and, because of the Company’s minimal use of derivative instruments, the Company does not believe that the adoption of these statements will have any effect on its results of operations, cash flows and financial condition.

In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. This Staff Accounting Bulletin summarizes certain of the staff’s views on applying Generally Accepted Accounting Principles to revenue recognition in financial statements. On June 26, 2000, the SEC staff issued SAB No. 101B, which delayed the implementation date of SAB 101 until no later than the fourth quarter of fiscal years beginning after December 15, 1999. The Company adopted this statement in the fourth quarter 2000 and such adoption did not have a material impact on the Company’s results of operations, cash flows and financial condition.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

2.       Debt Covenant Compliance And Liquidity

The Company generated a significant loss from operations in 2000. As a result, the Company was not in compliance with certain financial covenants of its loan agreement as of December 31, 2000. The Company’s Term and Revolving Credit Agreement (Debt Agreement) with IBM Credit was amended and restated on October 17, 2000 and further amended on March 30, 2001. As of the date of the March 30, 2001 amendment, the Company was in compliance with the revised covenants.

The Company’s Debt Agreement contains certain quarterly financial covenants, which become more restrictive during 2001. The Company anticipated that they would continue to comply in 2001 with the quarterly financial covenants in the Debt Agreement. Management’s business plans for the Company anticipated significant year to year increases in revenues due to increased volumes, improved working capital management, reduced capital spending, successful implementation of on-going cost savings initiatives, improved operating efficiencies, and the disposition of non-core businesses.

The Company was not in compliance with its minimum EBITDA and collateral shortfall covenants at June 30, 2001. Effective July 1, 2001, the Company and IBM Credit amended the IBM Agreement extending until October 1, 2001 the payment due on July 1, 2001, which the Company was unable to make.

As of September 30, 2001, the Company had negative Tangible Net Worth of $(59.1) million or $24.1 million less than the requirement, actual EBITDA was $(101.9) million, or $108.9 million less than the Minimum EBITDA covenant, Current Assets to Current Liabilities was 0.49 to 1.0 compared to a minimum requirement of 0.80 to 1.0 and the Company had a collateral shortfall of $33.1 million, or $24.5 million more than the allowable shortfall of $8.6 million. In addition, the Company failed to make interest and principal payments due to IBM Credit under the credit agreement, including the principal payment originally due on July 1, 2001. As of November 14, 2001, the Company has not received waivers concerning its defaults. The Tangible Net Worth and Minimum EBITDA covenants are based on cumulative financial results and additional interest and principal payments will continue to become due under the credit agreement. As a result, if the Company is not successful in amending the IBM Agreement, it may not be able to maintain compliance with certain covenants and payment obligations in the future. The Company is currently seeking to restructure its credit agreement with IBM Credit. The IBM Agreement matures on May 25, 2002 and, accordingly, it is classified in the Company’s financial statements as short-term debt (see footnotes 6 and 13).

The Company believes that it will be successful in its efforts to restructure the IBM Agreement. There can be no assurance, however, that the Company’s ongoing discussions with IBM Credit concerning the restructuring of the credit arrangements will be successful. The Company’s failure to make certain interest and principal payments and non-compliance with certain covenants constitutes separate events of default under the IBM Agreement, and IBM Credit is entitled to accelerate the maturity of all amounts owed them. The Company does not currently have available funds to repay the amounts owed to IBM Credit if the maturity of the obligation is accelerated. If IBM Credit were to accelerate these obligations and enforce its rights against the collateral securing these obligations, without additional funding sources, there would be substantial doubt the Company would be able to continue its operations in the normal course of business.

In addition to the Company’s plan to restructure the IBM Agreement, the Company is seeking an alternative structure of its operations to enhance shareholder value through anticipated synergies. On November 1, 2001, the Company announced the merger of its wholly-owned subsidiary, Digital Angel Corporation, with Medical Advisory Systems, Inc. (MAS), (AMEX:DOC). Under the terms of the agreement, Digital Angel Corporation will become a wholly-owned subsidiary of MAS, and the Company will own approximately 82% or the stock of MAS. Presently, the Company owns 16.6% of MAS. Options and warrants to purchase stock in Digital Angel Corporation will be converted into rights to purchase MAS stock. Subsequent to the merger, MAS will be renamed Digital Angel Corporation and will immediately file for a Nasdaq listing, subject to meeting the listing requirements at the time. This agreement is subject to the approval of IBM Credit and the shareholders of MAS and to other closing conditions. The company is currently working with its investment banker and IBM Credit to create a mechanism to distribute direct shares of Digital Angel Corporation to its shareholders post merger.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

3.       Acquisitions And Dispositions

The following represents acquisitions which occurred in 2000 and 1999:

	Date Of Acquisition	Percent Acquired	Acquisition Price	Cash Consideration	Value of Shares, Warrants & Options Issued Or Issuable	Common/ Preferred Shares Issued	Goodwill Acquired	Business Description
2000 Acquisitions Independent Business Consultants	04/01/00	100%	$ 5,547	$ 747	$ 4,800	958	$ 5,109	Network integration company
P-Tech, Inc.	04/01/00	100%	4,830	80	4,750	1,404	4,643	Software development company
Timely Technology Corp.	04/01/00	100%	1,240	375	865	215	913	Software developer and application service provider
Computer Equity Corporation	06/01/00	100%	24,712	8,968	15,744	4,829	15,313	Communications integration company
WebNet Services, Inc.	07/01/00	100%	958	58	900	268	828	Network integrator and website developer
Destron Fearing Corporation	09/08/00	100%	84,646	120	83,270	20,821	74,818	Animal identification and microchip technology company
Pacific Decision Sciences Corporation	10/01/00	100%	28,139	120	28,019	8,569	25,220	Developer and implementer of customer relationship management software
SysComm International Corporation	12/01/00	55%	4,975	2,221	2,754	1,700	--	Network and systems integrator and reseller of computer hardware
Transatlantic Software Corporation	12/18/00	100%	8,561	266	8,295	4,937	6,624	Retail software developer
1999 Acquistions Port Consulting, Inc.	04/01/99	100%	$ 1,292	$ 671	$ 621	303	$ 800	Integrator of information technology application systems
Hornbuckle Engineering	04/01/99	100%	5,103	2,605	2,498	631	4,912	Integrated voice and data solutions provider
Lynch Marks & Associates, Inc.	04/01/99	100%	2,531	156	2,375	773	1,364	Network integration company
STR, Inc.	04/01/99	100%	6,823	73	6,750	1,332	7,507	Software solutions provider for retailers
Contour Telecom Management, Inc. (Divisted effective 12/31/99)	05/01/99	75%	5,627	5,627	--	--	4,752	Provider of outsourced telecommunications management services
Bostek, Inc. & affiliate	06/01/99	100%	27,466	27,466	--	--	24,876	Seller of computer systems and peripherals

In each of the above transactions, the value of the consideration paid by the Company was in accordance with the acquisition agreement. Based on the contractually agreed to amounts, the Company calculated the number of shares issued to the sellers as of the closing date. The price of the Company’s common stock used to determine the number of shares issued was either the closing price set on a fixed date or based on a formula as specified in the agreements.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Earnout and put agreements

All acquisitions have been accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements reflect the results of operations of each company from the date of acquisition. The costs of acquisitions include all payments according to the acquisition agreements plus costs for investment banking, legal and accounting services, that were direct costs of acquiring these net assets. Goodwill resulting from these acquisitions is being amortized on a straight-line basis, over periods ranging from 5 to 10 years. Prior to 2000, the Company amortized goodwill over various lives not exceeding 20 years. In the fourth quarter of 2000, the Company lowered the estimated lives to 5 to 10 years, depending upon the entity. This change in estimate was necessitated by the significant business changes initiated in the fourth quarter of 2000. See Note 6. Certain acquisition agreements include additional consideration (generally payable in shares of the Company’s common stock) contingent on profits of the acquired business. Upon earning these additional shares, the value will be recorded as additional goodwill. The acquisitions above include contingent shares earned upon attainment of certain profits by subsidiaries through December 31, 2000. At December 31, 2000 and 1999, the Company accrued $18.2 million and $2.7 million in connection with earnouts and puts. Under these agreements, assuming all earnout profits are achieved, the Company is contingently liable for additional consideration of approximately $29.3 million in 2001, $18.7 million in 2002, and $2.0 million in 2004, of which $1.0 million would be payable in cash and $49.0 million would be payable in stock. See Note 26 for unaudited pro forma information for the above acquisitions that occurred in 2000 and 1999.

The Company has entered into put options with the selling shareholders of various companies in which the Company acquired less than a 100% interest. These options require the Company to purchase the remaining portion it does not own after periods ranging from four to five years from the dates of acquisition at amounts per share generally equal to 10% to 20% of the average annual earnings per share of the acquired company before income taxes for the two year period ending the effective date of the put multiplied by a multiple ranging from four to five. Based on the provisions of the put agreements, at December 31, 2000, the Company is contingently liable for additional consideration of $1.2 million payable in shares of the Company’s common stock over the next two years. The contingent amounts for put options have not been recorded as liabilities in the financial statements as it is uncertain whether the contingencies will be met.

There were 2.5 million and 9.4 million shares of common stock issued during 2000 and 1999, respectively, related to agreements with the former majority shareholders of the Company’s subsidiaries, primarily for earnouts and to purchase minority interests.

Major Acquisitions

On September 8, 2000, the Company completed the acquisition of Destron Fearing Corporation through a merger of its wholly-owned subsidiary, Digital Angel Corporation (formerly known as Digital Angel.net Inc.), into Destron Fearing Corporation. As a result of the merger, Destron Fearing is now a wholly-owned subsidiary of the Company and has been renamed “Digital Angel Corporation”

In connection with the merger, each outstanding share of Destron Fearing common stock was exchanged for 1.5 shares of the Company’s common stock, with fractional shares settled in cash. In addition, outstanding options and warrants to purchase shares of Destron Fearing common stock were converted into a right to purchase that number of shares of the Company’s common stock as the holders would have been entitled to receive had they participated in the merger. The Company issued 20.5 million shares of its common stock in exchange for all the outstanding stock of Destron Fearing and 0.3 million shares of its common stock as a transaction fee. The Company will issue up to 2.7 million shares of its common stock upon the exercise of the Destron Fearing options and warrants. The aggregate purchase price of approximately $84.6 million, including the liabilities assumed, was allocated to the identifiable assets with the remainder of $74.8 million recorded as goodwill, which is being amortized over 10 years.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Effective June 1, 2000, the Company acquired all of the outstanding common stock of Computer Equity Corporation. The aggregate purchase price was approximately$24.7 million, $15.8 million of which was paid in shares of the Company’s common stock and $8.9 million of which was paid in cash in August, 2000. An additional $10.3 million is contingent upon achievement of certain earnings targets during the two years ended June 30, 2002. The total purchase price of Computer Equity Corporation, including the liabilities assumed, was allocated to the identifiable assets with the remainder of $15.3 million recorded as goodwill, which is being amortized over 10 years.

Effective October 1, 2000, the Company acquired all of the outstanding common stock of Pacific Decision Sciences Corporation (PDSC). The aggregate purchase price was approximately $28.1 million, which was paid in shares of the Company’s common stock. In addition, for each of the twelve month periods ended September 30, 2001 and 2002, the former stockholders of PDSC will be entitled to receive earnout payments, payable in cash or in shares of the Company’s common stock, of $9.7 million plus 4.0 time EBITDA (as defined in the merger agreement) in excess of $3.7 million, subject to reduction by 4.0 times the shortfall from the projected EBITDA amount (as defined in the merger agreement). The total purchase price of PDSC, including the liabilities assumed, was allocated to the identifiable assets with the remainder of $25.2 million recorded as goodwill, which is being amortized over 5 years.

Effective June 1, 1999, the Company acquired all of the outstanding common stock of Bostek, Inc. and affiliate (Bostek) in a transaction accounted for under the purchase method of accounting. The aggregate purchase price was approximately $27.5 million, of which $10.2 million was paid in cash at closing, $5 million was paid in cash in January 2000, $1.8 million for the 1999 earnout was paid in cash in February 2000 and $.5 million of additional acquisition costs paid in 2000. The earnout accrual is included in other current liabilities at December 31, 1999. Upon a successful initial public offering of IntelleSale, $9.5 million was to be payable in stock of IntelleSale to the former owners of Bostek. In the event that the initial public offering did not occur, the $9.5 million was to be payable in cash. As the result of settling certain disputes between the Company and the former owners of Bostek, Inc., the parties agreed to eliminate the remaining $9.5 million payable if the Company registers approximately 3.0 million common shares by June 15, 2001. The former Bostek, Inc. owners have agreed to purchase these shares at the market price when the registration statement becomes effective. If the Company is successful in meeting this deadline, the extinguishment of the $9.5 million payable will be recorded as an extraordinary gain. The operating results of the Company include Bostek from its acquisition date. The total purchase price of Bostek, including the liabilities assumed, was allocated to the identifiable assets with the remainder of $24.9 million recorded as goodwill which was originally being amortized over 20 years. See footnote 6 regarding discontinued operations, which includes the operations of IntelleSale and Bostek.

See footnote 26 for the pro forma effect of the acquisitions.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Dispositions

Effective October 31, 2000, the Company entered into a Stock Purchase Agreement for the sale of all outstanding shares of common stock of its wholly-owned subsidiary, STC Netcom, Inc. In consideration, the Company received $1.0 million in cash, and a note for $2.3 million. The total proceeds were $3.3 million, resulting in a pre-tax loss of $0.5 million. The operating results of STC Netcom, Inc. are included in the Company’s financial statements through the date of disposition.

Effective December 29, 2000 , the Company entered into an Agreement For Sale of Stock for the sale of all outstanding shares of common stock of its wholly-owned subsidiary, Port Parties, Ltd. In consideration, the Company received $0.4 million in cash, paid in January, 2001, and a note for $9.3 million. The total proceeds were $9.7 million, resulting in a pre-tax gain of $5.1 million, which is reflected in the results of discontinued operations. The operating results of Port Parties, Ltd. are included in the Company’s financial statements through the date of disposition.

Effective October 1, 1999, the Company entered into a Stock Purchase Agreement for the sale of all outstanding shares of common stock of four non-core subsidiaries. In consideration, the Company received a note for $2.5 million, and 2.8 million shares of the Company’s stock, recorded as treasury stock in the amount of $7 million. No gain or loss was recorded on this transaction, because the shareholders of the purchaser of the divested assets were deemed to be significant shareholders of the Company. The operating results of these companies are included in the Company’s financial statements through the date of disposition.

Effective December 30, 1999, the Company sold its approximately 4.9 million shares in TigerTel, Inc., its Torontobased telecommunication subsidiary. The total proceeds were $31.3 million in cash, resulting in a pre-tax gain of $20.1 million. Payment of the proceeds was received on January 10, 2000. The operating results of TigerTel are properly included in the Company’s financial statements through the date of disposition.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

4.       Restructuring And Unusual Charges

In the first quarter of 1999, a pre-tax charge of $2,550 was recorded to cover restructuring costs of $2,236 and unusual charges of $314.

Restructuring Charge

As part of the Company’s reorganization of its core business into five reportable business groups, the Company implemented a restructuring plan in 1999. The restructuring plan included the exiting of selected lines of business within the Company’s Services and Applications business groups, and the associated write-off of assets. The restructuring charge of $2,236 included asset impairments, primarily software and other intangible assets, of $1,522, lease terminations of $541, and employee separations of $173. The total charge reduced net income by $1,588.

The following table sets forth the rollforward of the liabilities for business restructuring from January 1, 1999 through December 31, 2000:

Type of Cost	Balance January 1, 1999	Additions	Deductions	Balance December 31, 1999	Deductions	Balance December 31,2000
Asset impairment Lease terminations Employee separations	$ -- -- --	$ 1,522 541 173	$ 1,522 342 123	$ -- 199 50	$ -- 199 50	$ -- $ -- $ --
Total	$ --	$ 2,236	$ 1,987	$ 249	$ 249	$ --

Unusual Items

During the fourth quarter of 2000, the Company reviewed its goodwill and certain other investments for impairment and concluded that certain assets were impaired. The amount of the impairment was based upon estimated realizable value of the assets. Accordingly, at December 31, 2000, the Company recorded a charge of $6,383 for permanent asset impairment as follows:

Investment in ATEC common stock Investment in Burling Instruments preferred stock Investment in Signal Processors, Ltd.	$ 3,565 2,000 818
$ 6,383

The Company acquired a 16% interest in ATEC as of October 27, 2000. The Company issued 2,077,150 shares of its stock in exchange for its investment in ATEC. As of October 27, 2000 the Company’s investment in ATEC was valued at $7.2 million. Due to a continued decline in the value of ATEC’s common stock from October 27, 2000 to December 31, 2000, the Company determined its investment in ATEC had experienced a decline in value that was other than temporary. As such, the Company reduced the value of its investment in ATEC by $3.6 million.

Included in discontinued operations is an IntelleSale pre-tax charge of $17.0 million recorded in the second quarter of 2000. Included in this charge was an inventory reserve of $8.5 million for products IntelleSale expected to sell below cost (included in cost of goods and services sold), $5.5 million related to specific accounts and other receivables, and $3.0 million related to fees and expenses incurred in connection with IntelleSale’s cancelled IPO and certain other intangible assets.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

During the first quarter of 1999, as part of the Company’s core business reorganization, the Company realigned certain operations within its Services division and has recognized impairment charges and other related costs of $314. The total charge reduced net income by $223.

5.        Extraordinary Loss

In connection with the early retirement of the Company’s line of credit with State Street Bank and Trust Company and its simultaneous refinancing with IBM Credit, deferred financing fees associated with the State Street Bank and Trust agreement were written off during the second quarter of 1999. The total amount of the write-off recorded as an extraordinary loss was $160, net of income taxes of $89.

6.        Discontinued Operations

On March 1, 2001, the Company’s board of directors approved a plan to offer for sale its IntelleSale business segment and several other non-core businesses. Accordingly, these operating results have been reclassified and reported as discontinued operations for all periods presented. The Company expects to dispose of these businesses within the next twelve months. Cash proceeds will be used to reduce outstanding debt.

The following discloses the results of the discontinued operations for the years ended December 31, 2000, 1999 and 1998:

	Years Ended December 31,
	2000	1999	1998
Product revenue	$ 137,901	$ 201,588	$ 125,363
Service revenue	6,826	6,089	7,375
Total revenue	144,727	207,677	132,738
Cost of goods and services sold	143,139	167,491	103,037
Gross profit	1,588	40,186	29,701
Selling, general and administrative expenses	40,697	31,456	19,365
Gain on sale of subsidiaries	(4,617)	--	--
Depreciation and amortization	4,217	3,127	1,588
Interest, net	187	170	454
Impairment of assets	50,219	--	--
(Benefit) provision for income taxes	(13,614)	1,980	1,918
Minority interest	201	441	304
(Loss) income from discontinued operations	$ (75,702)	$ 3,012	$ 6,072

The above results do not include any allocated or common overhead expenses. Included in Interest, net, above are interest charges based on the debt of these businesses that the Company believes will be assumed by a purchaser when the business is sold.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Provision for operating losses and carrying costs during the phase-out period include operating and other disposal costs to be incurred in selling the businesses. Carrying costs include the cancellation of facility leases and employment contract buyouts. The Company does not anticipate a further loss on sale. Expenses of sales of the businesses and anticipated operating losses represent the Company’s best estimate of these items. Actual losses could differ from those estimates and will be reflected as adjustments in future financial statements. At December 31, 2000, the estimated amounts were as follows:

Operating losses	$ 1,619
Carrying costs	6,954
Less: Benefit for income taxes	(1,307)
$ 7,266

Assets and liabilities of discontinued operations are as follows at December 31, 2000 and 1999:

	2000	1999
Current Assets
Cash and cash equivalents	$ --	$ 2,957
Accounts receivable and unbilled receivables	10,290	33,381
Inventories	17,950	32,697
Notes receivable	--	757
Prepaid expenses and other current assets	336	2,288
Total Current Assets	28,576	72,080
Property and equipment, net	6,536	7,237
Notes receivable	--	80
Goodwill	--	37,715
Other assets	1,212	543
	$ 36,324	$ 117,655
Current Liabilities
Notes payable	$ 4	$ 3,072
Current maturities of long-term debt	4,106	522
Accounts payable	10,691	22,792
Accrued expenses	10,908	12,662
Total Current Liabilities	25,709	39,048
Long-term debt	1,637	2,057
Minority interest	902	1,266
	28,248	42,371
Net Assets Of Discontinued Operations	$ 8,076	$ 75,284

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

7.       Inventories

	2000	1999
Raw materials	$ 1,807	$ 2,183
Work in process	499	420
Finished goods	11,505	6,064
	13,811	8,667
Less: Allowance for excess and obsolescence	1,500	916
	$ 12,311	$ 7,751

8.       Notes Receivable

	2000	1999
Due from purchaser of subsidiary, secured by pledge of rights to distributions from a joint venture of the purchaser and an unrelated entity, bears interest at the London Interbank Offered Rate plus 1.65%, payable in quarterly installments of principal and interest totaling $332	$ 9,612	$ --
Due from purchaser of four non-core subsidiaries, bears interest at 5%, interest payable quarterly, principal due October 2004	2,500	2,531
Due from purchaser of subsidiary, secured by pledge of investment securities, bears interest at prime, interest payable semi-annually, principal due November 2004	2,328	--
Due from purchaser of cellular assets, personally guaraneed by company owners, bears interest at 6.5%, $350 due January 1999, remaining payable in monthly installments of $25 including interest starting July 1999. In 2001, the Company received a $900 payment on this note	950	950
Due from officers, directors and employees of the Company unsecured, bear interest at varying interest rates, due on demand	1,303	1,077
Due from individuals and corporations, bear interest at varying rates above prime, secured by business assets, personal guarantees, and securities, due various dates through July 2001	1,523	1,205
Due from purchaser of business assets, secured by maker' assets, bears interest at 8.7% and provides for monthly payments of principal and interest equal to 10% of the maker's net cash revenue for each preceding month, balance due October 2001	393	519
	18,609	6,282
Less: Current portion	5,711	2,984
	$ 12,898	$ 3,298

These notes receivable have been pledged as collateral under the Company's debt agreements. See Note 13.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

9.       Other Current Assets

	2000	1999
Deferred tax asset	$ 10,001	$ --
Prepaid expenses	3,665	3,512
Income tax refund receivable	1,926	--
Other	449	201
	$ 16,041	$ 3,713

10.       Property And Equipment

	2000	1999
Land	$ 1,379	$ 664
Building and leasehold improvements	8,067	2,695
Equipment	21,416	11,023
	30,862	14,382
Less: Accumulated depreciation	9,494	7,733
	$ 21,368	$ 6,649
Included above are vehicles and equipment acquired under capital lease obligations in the amount of $1,338 and $1,715 at December 31, 2000 and 1999, respectively. Related accumulated depreciation amounted to $637 and $626 at December 31, 2000 and 1999, respectively.

Depreciation charged against income amounted to $2,099, $2,062 and $1,159 for the years ended December 31, 2000, 1999 and 1998, respectively. Accumulated depreciation related to disposals of property and equipment amounted to $338 in 2000.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

11.      Goodwill

Goodwill consists of the excess of cost over fair value of tangible and identifiable intangible assets of companies purchased. The Company applies the principles of Accounting Principles Board Opinion No. 16, Business Combinations, and uses the purchase method of accounting for acquisitions of wholly owned and majority owned subsidiaries.

	2000	1999
Original balance	$ 177,219	$ 28,172
Accumulated amortization	(11,195)	(3,887)
Carrying value	$ 166,024	$ 24,285

Amortization expense amounted to $7,525, $1,766 and $955 for the years ended December 31, 2000, 1999, and 1998, respectively. Accumulated amortization of goodwill related to subsidiaries sold during 2000 amounted to $217.

The Company has entered into various earnout arrangements with the selling shareholders of certain acquired subsidiaries. These arrangements provide for additional consideration to be paid in future years if certain earnings levels are met. These amounts are added to goodwill as earned.

12.      Other Assets

	2000	1999
Proprietary software	$ 9,600	$ 7,270
Loan acquisition costs	3,725	2,890
Other assets	588	302
	13,913	10,462
Less: Accumulated amortization	6,930	4,332
	6,983	6,130
Investment in preferred stock (fully impaired in 2000)	--	2,000
Other investments	4,601	--
Deferred tax asset	11,784	1,618
Other	1,725	621
	$ 25,093	$ 10,369

The Company has provided a valuation allowance on certain of its investments in preferred stock to reflect current fair market values.

Amortization of other assets charged against income amounted to $1,449, $2,692 and $799 for the years ended December 31, 2000, 1999 and 1998, respectively.

Other investments include the Company's equity interest in ATEC Group, Inc., which was sold subsequent to year end.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

13.      Notes Payable and Long Term Debt

On May 25, 1999, the Company entered into a Term and Revolving Credit Agreement with IBM Credit (the “IBM Agreement”). On May 26, 1999, the Company repaid the amount due on the previous revolving line of credit. The IBM Agreement, was amended and restated on October 17, 2000, and further amended on March 30, 2001, and provides for the following: (1) a revolving credit line of up to $53,355, subject to availability under a borrowing base formula, designated as follows: (i) a USA revolving credit line of up to $49,500, (ii) a Canadian revolving credit line of up to $3,855; (2) Term Loan A of up to $25,000 and (3) Term Loan C of up to $2,740. The previous IBM agreement contained provisions for a Term Loan B, which was terminated and transferred into the revolving credit line on October 17, 2000.

The IBM Agreement contains standard debt covenants relating to the financial position and performance as well as restrictions on the declarations and payment of dividends. At December 31, 2000, the Company failed to comply with 2 of 3 financial debt covenants contained in the October 17, 2000 credit agreement, and had a collateral shortfall. At December 31, 2000 the Company was required to maintain a minimum Tangible Net Worth (as defined in the credit agreement of $(11.8) million, to achieve a minimum EBITDA (as defined in the credit agreement) of $6.1 million for the quarter ended December 31, 2000 and to maintain a minimum current ratio of 1.0:1.0. The collateral shortfall represents the excess of advances under the Company’s revolving credit line over eligible collateral.

On March 30, 2001, the Company entered into an “Acknowledgement, Waiver and Amendment No. 1 to the Second Amended and Restated Term and Revolving Credit Agreement” with IBM Credit in which the Company obtained waivers for the covenant and other defaults and in which future covenants were reset and other provisions amended or modified.

The Company believed that it would be in compliance with the covenants associated with the "Acknowledgement, Waiver and Amendment No. 1 to the Second Amended and Restated Term and Revolving Credit Agreement" throughout 2001.

As part of the amended agreement with IBM Credit, the Company paid bank fees of $375, issued warrants to IBM Credit to acquire 2.9 million shares of its common stock valued at $1.9 million, and 1.2 million shares of Digital Angel Corporation’s common stock valued at $0.2 million.. The fair value of the warrants was estimated using the Black Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 53.32% and a risk free interest rate of 4.6%. The bank fees and fair value of the warrants are reflected as deferred financing fees in March 2001 and amortized over the life of the debt as interest expense. The new covenants for 2001 are as follows:

Convenant	Covenant Requirement
Tangible Net Worth	As of the following dates not less than:
	March 31, 2001 June 30, 2001 September 30, 2001 December 31, 2001 March 31, 2002	$ (57,000) (47,000) (35,000) (34,500) (20,000)
Current Assets to Current Liabilities	March 31, 2001 June 30, 2001 September 30, 2001 December 31, 2001 March 31, 2002	1.45:1.0 0.6:1.0 0.8:1.0 0.8:1.0 1.0:1.0
Minimum Cumulative EBITDA	March 31, 2001 June 30, 2001 September 30, 2001 December 31, 2001 March 31, 2002	$ (4,700) 5,000 7,000 11,000 10,000

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

See footnote 2 for a discussion of the Company's violation of certain covenants and payment obligations and its liquidity.

As of December 31, 2000, the outstanding balance was $74,978, including amounts borrowed by a discontinued Canadian subsidiary, and the availability was $20,022, including approximately $1,010 of availability related to a discontinued Canadian subsidiary.

The weighted average interest rate was 8.5% and 6.9% for the years ended December 31, 2000 and 1999, respectively. The London Interbank Offered Rate and Toronto-Dominion Bank of Canada interest rates at December 31, 2000 were 6.6% and 7.5%, respectively.

Notes payable consists of the following:

	2000	1999
Note payable - bank, collateralized by business assets of a subsidiary. Interest is payable monthly at rates varying from the London Interbank Offered Rate plus 1.5% to 3.5% in 2000	$ 645	$ 665
Notes payable - other, unsecured, due on demand	12	74
	$ 657	$ 739

Long-Term Debt consists of the following:

	2000	1999
Revolving credit line - IBM Credit, collateralized by all domestic assets of the Company and a pledge of the stock of the Company's
subsidiaries, bearing interest at the 30 day London Interbank Offered
Rate plus 2.75% in 2000, due in May 2002. (1)

	$ 46,435	$ 21,400
Term Loan - IBM Credit, collateralized by all domestic assets of Company and a pledge of the stock of the Company's subsidiaries, the bearing interest at the 30 day London Interbank Offered Rate plus 3.5% in 2000, payable in quarterly principal installments of $1,041 plus interest, due in May 2002	22,958	39,747
Mortgage notes payable, collateralized by land and building, payable in monthly installments of principal and interest totaling $35, bearing interest at rates ranging from 7.16% to 8.18% in 2000, due through November 2010	3,486	343
Term loans, payable in monthly or quarterly installments, bearing interest at rates ranging from 4% to 10%, due through April 2009	297	--
Note payable - bank, collateralized by business assets, payable in monthly installments of principal and interest totaling $2, bearing interest at prime plus 2% in 1999, repaid in 2000	--	22
Capital lease obligations	541	664
	73,717	62,176
Less: Current maturities	69,801	7,516
	$ 3,916	$ 54,660
(1) The revolving credit was classified as current in 1999.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

The scheduled maturities of long-term debt at December 31, 2000 are as follows:

Year	Amount
2001 2002 2003 2004 2005 Thereafter	$ 69,801 1,348 112 69 62 2,325
$ 73,717

Interest expense on the long and short-term notes payable amounted to $5,901, $3,478 and $1,070 for the years ended December 31, 2000, 1999 and 1998, respectively.

Certain of the Company’s subsidiaries included in discontinued operations also have notes payable and long term debt that the Company believes will be assumed by the buyers of these subsidiaries. Until these sales are complete, the Company is still liable for these notes payable and long term debt. See footnote 6.

	2000	1999
Notes payable - other	$ 4	$ 79
Revolving credit line - IBM Credit, collateralized by all
domestic assets of the Company and a pledge of the stock
of the Company's subsidiaries, bearing interest at the base
rate as announced by the Toronto-Dominion Bank of
Canada plus 1.17% in 2000, due in May 2002. (1)

	$ 3,587	$ 2,993
Term Loan - IBM Credit, collateralized by all Canadian assets of the Company and a pledge of two-thirds of the stock of the Company's Ground Effects, Ltd. subsidiary, bearing interest at the base rate as announced by the Toronto-Dominion Bank of Canada plus 1.17% in 2000, payable in quarterly principal installments of $113 plus interest, due in May 2002	2,003	2,489
Term loans, other	79	56
Capital lease obligations	74	34
	5,743	5,572
Less: Current maturities	4,106	522
	$ 1,637	$ 5,050
(1) The revolving credit was classified with notes payable in 1999.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

14.      Fair Value Of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash And Cash Equivalents The carrying amount approximates fair value because of the short maturity of those instruments.

Notes Receivable

The carrying value of the notes approximate fair value because either the interest rates of the notes approximate the current rate that the Company could receive on a similar note, or because of the short-term nature of the notes.

Notes Payable The carrying amount approximates fair value because of the short-term nature of the notes and the current rates approximate market rates.

Long-term Debt

The carrying amount approximates fair value because either the stated interest rates fluctuate with current market rates or the interest rates approximate the current rates at which the Company could borrow funds on a similar note.

Accounts Payable and Accrued Expenses The carrying amount approximates fair value.

Redeemable Preferred Stock The accreted value approximates fair value based upon the current value of the common stock into which the preferred stock will convert at December 31, 2000.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

15.      Income Taxes

The provision for income taxes, excluding the $89 of tax benefit related to the extraordinary loss in 1999, consists of:

	2000	1999	1998
Current: United States at statutory rates	$ (1,675)	$ 2,832	$ (131)
International	--	16	930
Current taxes covered by net operating loss	--	--	--
Current income tax provision (credit)	(1,675)	2,848	799
Deferred: United States	(3,005)	(1,668)	(126)
International	(360)	--	(3)
Deferred income taxes provision (credit)	(3,365)	(1,668)	(129)
	$ (5,040)	$ 1,180	$ 670

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	2000	1999
Deferred Tax Assets: Liabilities and reserves	$ 4,962	836
Net operating loss carryforwards	39,772	1,655
Gross deferred tax assets	44,734	2,491
Valuation allowance	(15,850)	--
	28,884	2,491
Deferred Tax Liabilities: Accounts receivable	599	71
Notes receivable	370	361
Installment sales	4,882	--
Property and equipment	352	61
Intangible assets	895	380
	7,098	873
Net Deferred Tax Asset	$ 21,786	$ 1,618

The current and long-term components of the deferred tax asset are as follows:

	2000	1999
Current deferred tax asset	$ 10,001	$ --
Long-term deferred tax asset	11,785	1,618
	$ 21,786	$ 1,618

The valuation allowance for deferred tax asset increased by $15,850 in 2000, due mainly to the generation of net operating losses and decreased by $2,904 in 1999 due to management determining it was more likely than not the net operating loss carryforwards will be utilized in future periods. The valuation allowance was provided for net deferred tax assets that exceeded the Company’s available carryback, the level of existing deferred tax liabilities and projected pre-tax income.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Approximate domestic and international income from continuing operations before provision for income taxes consists of :

	2000	1999	1998
Domestic	$ (32,661)	$ 4,065	$ (3,178)
International	(1.324)	(351)	2,586
	$ (33,985)	$ 3,714	$ (592)

At December 31, 2000, the Company had aggregate net operating loss carryforwards of approximately $99 million for income tax purposes which expire in various amounts through 2020. Approximately $9 million of the net operating loss carryforwards were acquired in connection with various acquisitions and are limited as to use in any particular year based on Internal Revenue Code sections related to separate return year and change of ownership restrictions.

The reconciliation of the effective tax rate with the statutory federal income tax rate is as follows:

	2000	1999	1998
	%	%	%
Statutory rate	34	34	34
Non-deductible goodwill amortization	(8)	28	(41)
State income taxes, net of federal benefits	7	13	(24)
International tax rates different from the statutory US federal rate	--	--	9
Change in deferred tax asset valuation allowance	(16)	(43)	(74)
Other	(2)	--	(17)
	15	32	(113)

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

16.      Earnings Per Share

A reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows:

	2000	1999	1998
Numerator: Income (loss) from continuing operations	$ (29,174)	$ 2,580	$ (1,382)
Preferred stock dividends	(191)	--	(44)
Accretion of beneficial conversion feature of redeemable preferred stock	(3,857)	--	--
Numerator for basic earnings per share - Net income (loss) from continuing operations available to common stockholders	(33,222)	2,580	(1,426)
Net income (loss) from discontinued operations available to common stockholders	(82,968)	3,012	6,072
Extraordinary loss	--	(160)	--
Net income (loss) available to common stockholders	(116,190)	5,432	4,646
Effect of dilutive securities (1): Preferred stock dividends	191	--	44
Accretion of beneficial conversion feature of redeemable preferred stock	3,857	--	--
Numerator for diluted earnings per share - net income available to common stockholders	$ (112,142)	$ 5,432	$ 4,690
Denoninator: Denominator for basic earnings per share - weighted-average shares outstanding	63,825	46,814	32,318
Effect of diluted securities: Redeemable preferred stock	--	--	85
Warrants	--	280	477
Employee stock options	--	2,992	266
Contingent stock - acquisitions	--	--	1,654
Dilutive potential common shares	--	3,272	2,482
Denominator for diluted earnings per share - adjusted weighted-average shares and assumed conversions	63,825	50,086	34,800
Basic Earnings Per Share Continuing operations	$ (.52)	$ .06	$ (.05)
Discontinued operations	$ (1.30)	$ .06	$ .19
total - Basic	$ (1.82)	$ .12	$ .14
Diluted Earnings Per Share Continuing operations	$ (.52)	$ .05	$ (.05)
Discontinued operations	$ (1.30)	$ .06	$ .17
Total - Diluted	$ (1.82)	$ .11	$ .12

(1) The weighted average shares listed below were not included in the computation of diluted loss per share for the year ended December 31, 2000 because to do so would have been anti-dilutive.

Redeemable preferred stock Warrants Employee stock options Contingent stock - acquisitions	617 301 2,741 29
3,688

The total number of potentially dilutive shares including stock options, warrants and the conversion of preferred stock to common stock total approximately 28 million shares.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

17.       Commitments And Contingencies

Rentals of space, vehicles, and office equipment under operating leases amounted to approximately $2.9 million, $3.4 million and $2.7 million for the years ended December 31, 2000, 1999 and 1998, respectively.

The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 2000 are:

Year	Minimun Rental Payments	Employment Contracts
2001 2002 2003 2004 2005 Thereafter	$ 3,684 2,956 2,106 1,701 1,449 920	$ 8,200 6,900 3,700 1,600 900 100
	$ 12,816	$ 21,400

The Company has entered into employment contracts with key officers and employees of the Company. The agreements are for periods of one to five years through February 2006. Some of the employment contracts also call for bonus arrangements based on earnings of a particular subsidiary.

The employment agreements with five of the executive officers include “change of control” provisions, under which the employees may terminate their employment within one year after a change of control, and be entitled to receive specified severance payments and/or continued compensation payments for sixty months. The employment agreements also provide that two of these executive officers are entitled to supplemental compensation payments for sixty months upon termination of employment, even if there is no change in control, unless their employment is terminated due to a material breach of the terms of the employment agreement. Also, the agreements for two officers provide for certain “triggering events” which include a change in control. Upon the occurrence of a triggering event, the Company will pay, in cash and/or in stock, $12.1 million and $3.5 million, respectively, to these two officers, in addition to certain other compensation. Finally, the employment agreements provide for a gross up for excise taxes which are payable by these executive officers if any payments upon a change of control are subject to such taxes as excess parachute payments.

18.      Profit Sharing Plan

The Company has a 401(k) Plan for the benefit of eligible United States employees. The Company has made no contributions to the 401(k) Plan.

The Company’s International subsidiaries operate certain defined contribution pension plans. The Company’s expense relating to the plans approximated $215 and $286 for the years ended December 31, 2000 and 1999.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

19.      Redeemable Preferred Stock

In March 1996, the Company issued nine thousand 8% convertible preferred shares at $100 per share, in exchange for 80% of Burling Instruments, Inc. If, and to the extent, the preferred shares had not been converted to common stock by the second anniversary of the initial issuance of the shares, the Company was required to redeem the preferred shares by paying $100 per share. Each holder of the preferred shares had the ability to convert their preferred shares into common shares by dividing the redemption price ($100) by $5.75 per common share. The shares were redeemed in 1998.

Preferred Shares - Series C

On October 26, 2000, the Company issued 26 thousand shares of Series C convertible preferred stock to a select group of institutional investors in a private placement. The stated value of the preferred stock is $1,000 per share, or an aggregate of $26.0 million, and the purchase price of the preferred stock and the related warrants and options was an aggregate of $20.0 million. The preferred stock is convertible into shares of the Company’s common stock initially at a rate of $7.56 in stated value per share, which is reduced to $5.672 in stated value per share 91 days after issuance of the preferred stock. At the earlier of 90 days after the issuance of the preferred stock or upon the effective date of the Company’s registration statement relating to the common stock issuable on the conversion of the initial series of preferred stock, the holders also have the option to convert the stated value of the preferred stock to common stock at an alternative conversion rate which is the average closing price for the 10 trading days preceding the date of notice of conversion, multiplied by:

140%, where the date of the notice of conversion is prior to March 25, 2001;

125%, where the date of the notice of conversion is on or after March 25, 2001 but prior to April 25, 2001;

115%, where the date of the notice of conversion is on or after April 25, 2001 but prior to June 24, 2001; or

110%, where the date of the notice of conversion is on or after June 24, 2001.

The conversion price and the alternative conversion price are subject to adjustment based on certain events, including the Company’s issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the conversion price of the preferred stock, or issuance of convertible securities that have a more favorable price adjustment provision than the preferred stock. The proceeds upon issuance were allocated to the preferred stock, the warrants and the option based upon their relative fair values. The value assigned to the warrants and option increased the discount on preferred stock, as follows:

Face value of preferred stock Discount on preferred stock Relative fair value of warrants Relative fair value of option	$ 26,000 (6,000) (627) (5,100)
Relative fair value of preferred shares	$14,273

The beneficial conversion feature (BCF), in the amount of $3,857, was computed using the excess of the fair market value of the Company’s common stock above the accounting value per share of common stock at the date of issuance. The face value of the preferred shares divided by the most beneficial conversion price available at the date of issuance ($5.67) results in the number of common shares that could be purchased on the date of issuance. The fair value assigned to the preferred shares divided by the number of common shares that could be purchased on the date of issuance results in the accounting value per share ($3.11). The accounting value per share is less than the fair market value of the Company’s common stock at the date of issuance ($4.06).

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

The BCF was recorded as a reduction in the value assigned to the preferred stock and an increase in additional paid-in capital. The Company recorded the accretion of the BCF over the period from the date of issuance to the earliest beneficial conversion date available through equity, reducing the income available to common stockholders and earnings per share. The BCF will be recomputed as the alternate conversion rates become available. The holders of the preferred stock are entitled to receive annual dividends of 4% of the stated value (or 5.2% of the purchase price) payable in either cash or additional shares of preferred stock.

If certain triggering events occur in respect of the preferred stock, the holders may require the Company to redeem the preferred stock at a price per share equal to 130% of the stated value (or an aggregate of $33.8 million) plus accrued dividends, as long as such redemption is not prohibited under the Company’s credit agreement. In addition, under certain circumstances during the occurrence of a triggering event, the conversion price per share of the preferred stock would be reduced to 50% of the lowest closing price of the Company’s common stock during such period. In addition, the holders of the Series C preferred stock may require the Company to delist its common stock from the Nasdaq National Market and pay to each holder of the Series C preferred stock an amount in cash per share equal to 2% of the liquidation value of the Series C preferred stock, such payments not to exceed $6 million in the aggregate. The triggering events include (i) failure to have the registration statement relating to the common stock issuable on the conversion of the preferred stock declared effective on or prior to 180 days after issuance of the preferred stock or the suspension of the effectiveness of such registration statement, (ii) suspensions in trading of or failure to list the common stock issuable on conversion of the preferred stock, (iii) failure to obtain shareholder approval at least by June 30, 2001 for the issuance of the common stock upon the conversion of the preferred stock and upon the exercise of the warrants, (iv) change in control, and (v) certain defaults in payment of or acceleration of the Company’s payment obligations under the Company’s credit agreement.

Warrants:

The holders of the preferred stock have also received 0.8 million warrants to purchase up to 0.8 million shares of the Company’s common stock over the next five years. The exercise price is $4.73 per share, subject to adjustment for various events, including the issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the exercise price under the warrants. The exercise price may be paid in cash, in shares of common stock or by surrendering warrants. See footnote 20 for the valuation and related assumptions.

Option to Acquire Additional Preferred Stock:

The investors may purchase up to an additional $26.0 million in stated value of Series C convertible preferred stock and warrants with an initial conversion price of $5.00 per share, for an aggregate purchase price of $20.0 million, at any time up to ten months following the effective date of the Company’s registration statement relating to the common stock issuable on conversion of the initial series of the preferred stock. The additional preferred stock will have the same preferences, qualifications and rights as the initial preferred stock. The fair value of the option was estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of .40% and a risk free interest rate of 5.5%.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

20.      Preferred Stock, Common Stock and Other Stockholders' Equity

Preferred Shares The Company has authorized 5 million shares of preferred stock, $10.00 par value, to be issued from time to time on such terms as is specified by the board of directors.

In May 1998, in connection with the Company’s acquisition of Commstar Limited, an Ontario corporation (“Commstar”), the board of directors authorized the issuance of one share of the Company’s preferred stock ($10.00 par value) designated as the Company’s Special Voting Preferred Stock (the “Special Preferred Share”) to secure the rights of exchangeable shares issued to the sellers. The Special Preferred Share was entitled to a number of votes equal to the number of outstanding shares of Commstar not owned by the Company that could be exchanged for the Company’s common shares. All of Commstar’s exchangeable shares have been exchanged for shares of the Company’s common stock, and the Special Preferred Share was cancelled in June 2000.

Preferred Shares - Class B

In June 1998, in connection with the Company’s acquisition of Ground Effects Limited, an Ontario corporation (“Ground Effects”), the board of directors authorized the issuance of one share of the Company’s preferred stock ($10.00 par value) designated as the Company’s Class B Voting Preferred Stock (the “Class B Special Preferred Share”) to secure the rights of exchangeable shares issued to the sellers. The Class B Special Preferred Share was entitled to a number of votes equal to the number of outstanding shares of Ground Effects not owned by the Company that could be exchanged for the Company’s common shares. All exchangeable shares of Ground Effects have been exchanged for shares of the Company’s common stock, and the Special Preferred Share was cancelled in June 2000.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Warrants The Company has issued warrants convertible into shares of common stock for consideration, as follows (in thousands, except exercise price):

Class of Warrants	Authorized	Issued	Exercised	Exercise Price	Date of Issue	Issuable Period
Class K	250	250	--	5.31	September 1996	5 years
Class L	125	125	123	3.00	October 1996	5 years
Class N	800	800	800	3.00	August 1997	5 years
Class P	520	520	480	3.00	September 1997	5 years
Class R	125	125	125	3.00	October 1997	5 years
Class S	600	600	223	2.00	April 1998	5 years
Class U	250	250	--	8.38	November 1998	5 years
Class V	828	828	429	.67-3.32	September 2000	5 years
Class W	800	800	--	4.73	October 2000	Up to 3.6 years
	4,298	4,298	2,180

Warrants in classes K through U were issued at the then-current market value of the common stock in consideration for investment banking services provided to the Company.

Class V warrants were issued in connection with the merger of the Company’s wholly owned subsidiary, Digital Angel.net, Inc. into Destron Fearing. These warrants were valued at $1.66 million, included as part of the initial purchase price.

Class W warrants were issued in connection with the preferred stock issuance. These warrants were valued at $627 thousand, and were recorded as a discount on the preferred stock at issuance.

The valuation of warrants utilized the following assumptions in the Black-Scholes model:

Warrant Sales	Dividend Yield	Volitility	Expected Lives	Risk Free Rates
K & L	0%	44.03%	1.69	8.5%
N, P & R	0%	44.03%	1.69	8.5%
S & U	0%	43.69%	1.69	8.5%
V	0%	43.41%	0.10	6.4%
W	0%	43.41%	1.69	6.4%

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Stock Option Plans

During 1996, the Company adopted a non-qualified stock option plan (the Option Plan). During 1999, the Company adopted a non-qualified Flexible Stock Plan (the Flexible Plan). With the 2000 acquisition of Destron Fearing, the Company acquired two additional stock option plans, an Employee Stock Option Plan and Non-employee Director Stock Option Plan. The names of the plans were changed to Digital Angel.Net Inc. Stock Option Plan (the Employee Plan) and the Digital Angel.Net Inc. Non-Employee Director Stock Option Plan (the Director Plan).

Under the Option Plan, options for ten million common shares were authorized for issuance to certain officers and employees of the Company at December 31, 2000, 1999, and 1998 respectively, of which 9.7 million have been issued through December 31, 2000. The options may not be exercised until one to three years after the options have been granted, and are exercisable for a period of five years.

Under the Flexible Plan, the number of shares which may be issued or sold, or for which options, Stock Appreciation Rights (SARs) or Performance Shares may be granted to certain officers and employees of the Company is 28.4 million at December 31, 2000, of which 15.9 million options have been issued through December 31, 2000. Some of the options may not be exercised until one to three years after the options have been granted, and are exercisable over a period of five years.

Under the Employee Plan, the Plan authorizes the grant of options to the employees to purchase 1.6 million shares of common stock at December 31, 2000, of which 1.6 million options have been issued through December 31, 2000. The Plan provides for the grant of incentive stock options, as defined in the Internal Revenue Code, and non-incentive options. The Plan has been discontinued with respect to any future grant of options.

Under the Director Plan, the Plan authorizes the grant of options to the non-employee directors to purchase .3 million shares of common stock at December 31, 2000, of which .3 million options have been issued through December 31, 2000. The Plan has been discontinued with respect to any future grant of options.

A summary of stock option activity for 2000, 1999 and 1998 is as follows:

	2000		1999		1998
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding on January	12,172	$ 3.01	9,105	$ 3.55	3,835	$ 4.39
Granted	13,725	2.76	4,968	2.07	5,367	2.80
Exercised	(3,257)	2.89	(1,000)	2.53	--	--
Forfeited	(183)	3.28	(901)	3.26	(97)	4.799
Outstanding on December 31	22,457	2.87	12,172	3.01	9,105	3.550
Exercisable on December	11,821	2.87	6,663	3.56	2,885	4.48
Shares available on December 31 for options that may be granted	12,878		1,178		450

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

The following table summarizes information about stock options at December 31, 2000:

	Outstanding Stock Options			Exercisable Stock Option
Range of Exercise Prices	Shares	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$0.01 to $1.00	266	8.40	$ .85	266	$ .85
$1.01 to $2.00	1,563	5.50	1.71	1,413	1.68
$2.01 to $3.00	15,133	5.20	2.56	5,575	2.25
$3.01 to $4.00	3,248	3.60	3.56	2,638	3.58
$4.01 to $5.00	1,279	2.20	4.45	1,184	4.43
$5.01 to $8.00	968	4.14	5.68	745	5.53
$0.01 to $8.00	22,457		$ 2.87	11,821	$ 2.87

The Company applies APB Opinion No. 25 and related Interpretations in accounting for all the plans. Accordingly, no compensation cost has been recognized under these plans. Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under these plans, consistent with the alternative method set forth under FAS 123, Accounting for Stock-Based Compensation, the Company’s net income applicable to common stockholders and earnings per common and common equivalent share would have been reduced. The pro forma amounts are indicated below:

	2000	1999	1998
Net Income Available To Common Stockholders
As reported	$ (33,222)	$ 2,580	$ (1,426)
Pro forma	$ (35,901)	$ (314)	$ (3,664)
Earnings Per Common Share - Basic
As reported	$ (.52)	$ .06	$ (.05)
Pro forma	$ (.56)	$ .(.01)	$ (.11)
Earnings Per Common Share - Diluted
As reported	$ (.52)	$ .(.05)	$ (.05)
Pro forma	$ (.56)	$ .(.01)	$ (.11)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999, and 1998: dividend yield of 0% for the three years; expected volatility of 53.32%, 43.41%, and 43.69%; risk-free interest rate of 4.98%, 6.36%, and 8.5%; and expected lives of five years for the three years. The weighted-average fair value of options granted was $.67, $1.17, and $1.27 for the years ended December 31, 2000, 1999, and 1998, respectively. The number of options granted for the year ended December 31, 2000 includes 1,903 stock options acquired in conjunction with the Destron Fearing acquisition.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

Qualified Employee Stock Purchase Plan

During 1999, the Company adopted a qualified Employee Stock Purchase Plan (the Stock Purchase Plan). Under the Stock Purchase Plan, options are granted at an exercise price of the lesser of 85% of the fair market value on the date of grant or 85% of the fair market value on the exercise date. Under the Stock Purchase Plan, options for 1.5 million common shares were authorized for issuance to substantially all full-time employees of the Company, of which 208 thousand shares have been issued and exercised through December 31, 2000. Each participant’s options to purchase shares will be automatically exercised for the participant on the exercise dates determined by the board of directors.

21.      Legal Proceedings

The Company is party to various legal proceedings. In the opinion of management, these proceedings are not likely to have a material adverse affect on the financial position or overall trends in results of the Company. The estimate of potential impact on the Company’s financial position, overall results of operations or cash flows for the above legal proceedings could change in the future.

22.      Supplemental Cash Flow Information

The changes in operating assets and liabilities are as follows:

	For The Years Ended December 31,
	2000	1999	1998
(Increase) decrease in accounts receivable and unbilled receivables	$ (6,359)	$ (1,298)	$ 387
(Increase) decrease in inventories	607	1,805	(1,233)
(Increase) decrease in prepaid expenses	843	(1,707)	(409)
Decrease in accounts payable and accrued expenses	(668)	(1,846)	(3,925)
	$ (5,577)	$ (3,046)	$ (5,180)

In the years ended December 31, 2000, 1999, and 1998, the Company had the following noncash investing and financing activities:

	2000	1999	1998
Assets acquired for common stock	$ 168,319	$ 19,027	$ 25,408
Due from buyer of divested subsidiary	--	31,302	--
Due to shareholders of acquired subsidiary	--	15,000	--
Common stock issued for services	125	--	--
Assets acquired for long-term debt and capital leases	2,201	100	1,926
Sale of assets for preferred stock	--	--	3,000
Other	--	--	132

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

23.      Segment Information

Prior to 2001, the Company’s business was organized into six reportable business segments. The Company’s core group comprised four technology groups or industry segments: Applications, Telephony, Networks, and Internet. Combined, these groups formed the basis of the Company’s Computer Telephony Internet Integration (CTII) strategy that was the Company’s business model. Beginning in 2001 the Company further refined its business model and strategy to more adequately promote its product and services and to more fully integrate its business units. Through this strategy, known as the I3 Service Platform, the Company delivers intelligent integrated information solutions through its three newly organized core business groups of Applications, Services and Advanced Wireless. Additionally, the Company’s previously reported IntelleSale and other non-core business segments are now reported as discontinued operations. Prior years information has been restated to present the Company’s reportable segments into three operating segments, whose principal products and services are as follows:

Operating Segment	Principal Products and Services
Applications	• Retail software applications
•  Point of sale
•  Data acquisition
•  Asset management
•  Decision support
•  Portable data collection
•  Call center solutions
•  Enterprise resource planning
•  Customer relationship management
•  Website design
•  Application and internet access
•  Global positioning systems
•  Satellite communication technology
•  Corporate enterprise access
•  Decision support
• Voice/data technology
Services - comprised of Telephony Networks	• Computer telephony integration
•  Telephone systems and services
•  Voice and data solutions
•  Voice over Internet Protocol (VOIP)
•  Virtual Private Networking
•  Project management
•  Cable/fiber infrastructure

•  e-Business infrastructure design and deployment, services and support
•  Personal and mid-range computer solutions
•  Network infrastructures, local and wide area networks and virtual private networks
•  Site analysis and configuration
• Training and customer support services
Advanced Wireless	• Animal Tracking Business • Digital Angel technology • Digital Angel Delivery System

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

The “Eliminations” category includes all amounts recognized upon consolidation of the Company’s subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities and goodwill amortization expense. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices; segment data includes an allocated charge for the corporate headquarters costs. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on stand alone segment operating income.

	2000 (In Thousands)
	Applications	Services		Advanced Wireless	Corporate Overhead	Eliminations	Consolidated
		Telephony	Networks
Net revenue from external customers	$28,112	$40,019	$43,045	$23,399	$191	$—	$134,766
Intersegment net revenue	5,142	—	—	—	—	(5,142)	—
Total revenue	$33,254	$40,019	$43,045	$23,399	$191	$(5,142)	$134,766
Depreciation and amortization	$1,075	$551	$171	$652	$1,590	$7,034	$11,073
Restructuring and unusual costs	818	—	—	—	5,565	—	6,383
Interest income	28	135	(560)	9	8,300	(6,817)	1,095
Interest expense	859	391	191	99	11,178	(6,817)	5,901
Income (loss) from continuing operations before provision for income taxes, minority interest and extraordinary loss	(3,179)	2,442	803	(1,567)	(17,903)	(14,581)	(33,985)
Segment assets	29,335	30,023	20,972	21,728	$411,553	(202,236)	311,375
Expenditures for property and equipment	954	135	249	766	6,287	—	8,391

	1999 (In Thousands)
	Applications	Services		Advanced Wireless	Corporate Overhead	Eliminations	Consolidated
		Telephony	Networks
Net revenue from external customers	$28,006	$59,226	$27,190	$14,379	$263	$—	$129,064
Intersegment net revenue	—	—	—	—	—	—	—
Total revenue	$28,006	$59,226	$27,190	$14,379	$263	$—	$129,064
Depreciation and amortization	$1,781	$1,547	$132	$510	$980	$1,610	$6,560
Restructuring and unusual costs	376	825	—	—	1,349	—	2,550
Interest income	11	144	31	—	2,957	(2,721)	422
Interest expense	463	622	126	41	4,947	(2,721)	3,478
Income (loss) from continuing operations before provision for income taxes, minority interest and extraordinary loss	47	220	1,456	(990)	5,833	(2,852)	3,714
Segment assets	20,438	11,325	6,686	7,672	207,829	(142,629)	111,321
Expenditures for property and equipment	673	2,177	179	231	516	—	3,776

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

	1998 (In Thousands)
	Applications	Services		Advanced Wireless	Corporate Overhead	Eliminations	Consolidated
		Telephony	Networks
Net revenue from external customers	$10,l63	$33,270	$21,282	$9,628	$ —	$ —	$74,343
Intersegment net revenue	—	—	—	—	—	—	—
Total revenue	$10,163	$33,270	$21,282	$9,628	—	—	$74,343
Depreciation and amortization	772	374	39	319	137	1,272	2,913
Interest income	47	129	14		686	(585)	291
Interest expense	157	531	144	35	788	(585)	1,070
Income (loss) from continuing operations before provision for income taxes, minority interest and extraordinary loss	633	723	1,433	798	(3,161)	(1,018)	(592)
Segment assets	12,594	21,989	5,528	9,633	147,518	(125,649)	71,613
Expenditures for property and equipment	113	231	46	—	619	—	1,009

Segment assets do not include net assets of discontinued operations of $8,076, $75,284, and $37,320, in 2000, 1999, and 1998, respectively.

Revenues are attributed to geographic areas based on the location of the assets producing the revenues. Information concerning principal geographic areas as of and for the years ended December 31, was as follows (in thousands):

	United States	Canada	United Kingdom	Consolidated
2000
Net revenue	$ 118,849	766	$ 15,151	$ 134,766
Long-lived assets	20,044	—	1,324	21,368
1999
Net revenue	$ 71,423	$ 39,270	$ 18,371	$ 129,064
Long-lived assets	5,269	—	1,380	6,649
1998
Net revenue	$ 50,041	$ 11,607	$ 12,695	$ 74,343
Long-lived assets	3,092	3,943	1,898	8,933

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

24.      Related Party Transactions

In connection with the acquisitions which took place in 1998, the Company paid a related party $0.6 million for investment banking services. These payments were included in the total cost of assets purchased and are being amortized over the life of the related assets.

In 1998, the Company sold its investment in a subsidiary company to a related party for two thousand shares of preferred stock.

25.      Subsequent Events

In January 2001, the Company and its subsidiary, IntelleSale, settled claims against the former owners of Bostek, Inc. and Micro Components International Incorporated (Bostek and affiliate), two companies acquired by IntelleSale in June 1999. The settlement agreement calls for the former owners of Bostek and affiliate to purchase 3.0 million shares of the Company’s common stock. The purchase price for the shares was paid in the form of non-recourse, non-interest bearing promissory notes which are collateralized by the shares of common stock issued. In addition, the former owners of Bostek and affiliate will release the Company from its liability for the deferred purchase price of $9.5 million, upon registration of the aforementioned shares by June 15, 2001.

In January 2001, the Company entered into an agreement with the minority shareholders of IntelleSale to terminate all put rights and employment agreements that each had with or in respect of IntelleSale. In exchange, the Company issued an aggregate of 6.6 million shares of the Company’s common stock.

On February 27, 2001, the Company acquired 16.6% of the capital stock of Medical Advisory Systems, Inc. (AMEX: DOC), a provider of medical assistance and technical products and services.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

26.      Pro Forma Information (Unaudited)

The following pro forma consolidated information of the Company for the years ended December 31, 2000 and 1999 gives effect to the acquisitions, disclosed in Note 3, as if they were effective at January 1, 1999. The statement gives effect to the acquisitions under the purchase method of accounting.

The pro forma information may not be indicative of the results that would have actually occurred if the acquisitions had been effective on the dates indicated or of the results that may be obtained in the future. The pro forma information should be read in conjunction with the consolidated financial statements and notes thereto of the Company.

	Pro Forma (In thousands) December 31,
	2000	1999
Net operating revenue from continuing operations	$ 206,532	$ 288,552
Net income(loss) from continuing operations	(33,457)	407
Net income(loss) available to common stockholders from continuing operations	(37,504)	247
Earnings (loss) per common share from continuing operations - basic	(.40)	.01
Earnings (loss) per common share from continuing operations - diluted	(.40)	.01

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

27.      Summarized Quarterly Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2000
Net operating revenue	$ 22,801	$ 33,770	$ 40,972	$ 37,223	$ 134,766
Gross profit	10,062	13,958	15,757	12,514	52,291
Net income (loss) from continuing operations(1)	(3,180)	(3,053)	(2,388)	(20,553)	(29,174)
Net income (loss) from discontinued operations(2)	2,008	(14,675)	648	(70,949)	(82,968)
Basic net income (loss) per share from continuing operations(3)	(0.06)	(0.06)	(0.04)	(0.27)	(0.52)
Diluted net income (loss) per share from continuing operations(3)	(0.06)	(0.06)	(0.04)	(0.27)	(0.52)
Basic net income (loss) per share from discontinued operations(3)	0.04	(0.29)	0.01	(0.78)	(1.30)
Diluted net income (loss) per share from discontinued operations(3)	0.04	(0.29)	0.01	(0.78)	(1.30)
1999
Net operating revenue	$ 20,789	$ 32,107	$ 38,779	$ 37,389	$ 129,064
Gross profit	9,870	15,680	15,473	13,742	54,765
Net income (loss) from continuing operations(4)	(3,089)	259	(1,271)	6,681	2,580
Net income (loss) from discontinued operations	1,444	242	1,717	(391)	3,012
Basic net income (loss) per share from continuing operations(3)	(0.07)	0.01	(0.03)	0.14	0.06
Diluted net income (loss) per share from continuing operations(3)	(0.07)	0.01	(0.03)	0.13	0.05
Basic net income (loss) per share from discontinued operations(3)	0.04	0.01	0.04	(0.01)	0.06
Diluted net income (loss) per share from discontinued operations(3)	0.03	0.01	0.04	(0.01)	0.06
(1)	Fourth quarter 2000 loss from continuing operations includes permanent asset impairment of $6,383.
(2)	Second quarter 2000 loss from discontinued operations includes a $17,000 unusual charge.
(3)	Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.
(4)	First quarter 1999 loss from continuing operations includes one time restructuring charges of $2,550.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

28.      Unaudited Pro Forma Balance Sheet

Subsequent to December 31, 2000 and through April 16, 2001, the Company has issued an additional 37,981,333 shares of its common stock as follows:

Employee stock purchase plan	190,366
Conversion of series C redeemable preferred stock	1,300,239
Settlement of earnout and put accruals	10,066,074
Recission of ATEC transaction	(2,169,855)
Acquisition of 16.6% of capital stock of Medical Advisory Systems, Inc.	3,396,615
Acquisition of technology and software from MCY.com, Inc.	11,816,141
Escrow for investment in Connect Intelligence	3,205,128
Price protection shares in regard to the acquisition of Computer Equity Corporation	9,884,249
Other	292,376
37,981,333

The unaudited pro forma balance sheet gives effect to the preceding transactions as if they had been completed on December 31, 2000. See note 20 to these financial statements for a description of the employee stock purchase plan. See note 19 to these financial statements for a description of the redeemable preferred stock and its conversion features. See note 3 to these financial statements for a description of the earnout and put agreements. See note 4 for a discussion of the Company’s investment in ATEC as of December 31, 2000. On March 1, 2001, the Company rescinded the stock purchase transaction in accordance with the recission provision in the common stock purchase agreement in consideration of a $1.0 million termination fee which was payable through the issuance of the Company’s common stock.

On February 27, 2001 the Company acquired 16.6% of the capital stock of Medical Advisory Systems, Inc., a provider of medical assistance and technical products and services. The Company issued approximately 3.4 million of its common stock to consummate the transaction.

On March 30, 2001 the Company placed approximately 3.2 million shares of its stock in escrow in regard to an investment in Connect Intelligence. This transaction is not complete and the final ownership interest and structure will be resolved in the future.

See note 3 to these financial statements for a description of the Computer Equity Corporation transaction that was consummated on June 1, 2000. The stock purchase agreement required the Company to ensure that the price of the Company’s common stock issued to consummate the transaction on June 1, 2000 did not decline in value until it was registered. As of April 16, 2001, the Company was required to issue approximately 9.9 million shares due to the decline in value of the Company’s common stock from June 1, 2000 to April 15, 2001.

On March 30, 2001, the Company acquired internal use software from MCY.com for approximately 11.8 million shares of its common stock.